UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2018
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.    Completion of Acquisition or Disposition of Assets.
On January 12, 2018, Post Holdings, Inc., a Missouri corporation (“Post”) completed its previously announced acquisition of Bob Evans Farms, Inc., a Delaware corporation (“Bob Evans”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 18, 2017, among Post, Haystack Corporation, a Delaware corporation and wholly-owned subsidiary of Post (“Merger Sub”), and Bob Evans, Merger Sub merged with and into Bob Evans (the “Merger”), with Bob Evans surviving the merger as a wholly-owned subsidiary of Post. At the effective time of the Merger (the “Effective Time”), each share of common stock of Bob Evans, $0.01 par value per share (the “Bob Evans Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares held by (1) Post, Merger Sub, Bob Evans (including shares held in treasury) or their respective subsidiaries and (2) Bob Evans stockholders who have not voted in favor of the Merger and who have properly exercised and perfected appraisal rights under Delaware law (“Appraisal Shares”)) was canceled and converted automatically into the right to receive $77.00 in cash, without interest thereon (the “Merger Consideration”).
In addition, at the Effective Time, subject to certain exceptions, each option to purchase Bob Evans Common Stock outstanding as of the Effective Time, whether vested or unvested, was converted into the right to receive a cash payment equal to the product of (1) the total number of shares of Bob Evans Common Stock subject to such option and (2) the amount by which the Merger Consideration exceeded the exercise price per share, less any applicable taxes. Subject to certain exceptions, as of the Effective Time, all other Bob Evans equity-based awards, subject to time-based or performance-based vesting conditions, vested and were converted into the right to receive the Merger Consideration provided for under their terms in effect immediately prior to the Effective Time, less any applicable taxes.
Holders of approximately 22% of the shares of Bob Evans Common Stock outstanding immediately prior to the Effective Time have made demands for appraisal. Post has not determined at this time whether any such demands satisfy the requirements of Delaware law for perfecting appraisal rights. Appraisal Shares were not converted into the right to receive the Merger Consideration. Holders of Appraisal Shares will be entitled to only such rights as are granted under Delaware law. As of the Effective Time, Appraisal Shares are no longer outstanding and were automatically canceled and ceased to exist, and the holders thereof ceased to have any rights with respect thereto other than the right to receive the fair value of such Appraisal Shares to the extent afforded by Delaware law; provided that if any such holder has failed or hereafter fails to properly perfect, or if such holder effectively waives or withdraws or otherwise loses, such holder’s right to appraisal under Delaware law, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Delaware law, then the right of such holder to be paid the fair value of such Appraisal Shares will cease and each such Appraisal Share will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest thereon.
The aggregate Merger Consideration payable by Post in connection with the Merger is approximately $1.5 billion (assuming amounts payable with respect to Appraisal Shares also would be $77.00 per share). Post also paid approximately $200 million to retire certain debt and other obligations of Bob Evans.
A copy of the Merger Agreement was filed as Exhibit 2.1 to the Form 8-K filed by Post with the Securities and Exchange Commission on September 19, 2017 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement.
 Item 9.01.    Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
Post intends to file the financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.
(b) Pro Forma Financial Information
Post intends to file pro forma financial information relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 12, 2018	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of September 18, 2017, by and among Post Holdings, Inc., Haystack Corporation and Bob Evans Farms, Inc. (incorporated by reference to Exhibit 2.1 of Post’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2017)*

* Schedules and/or exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules or exhibits will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

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